For Immediate Release

Numerex Announces New Debt Financing From Hale Capital Partners

ATLANTA, June 8, 2017 (GLOBE NEWSWIRE) -- Numerex Corp (NASDAQ:NMRX), a leading provider of enterprise solutions enabling the Internet of Things (IoT), today announced that it recently closed a $13.5 million note purchase agreement with Hale Capital Partners ("HCP"), an independent commercial investment company. Hale Capital will become Numerex's new primary financing partner.  A portion of the proceeds from the sale of the note will be used to retire the debt previously financed by Crystal Financial.

Martin Hale, Jr., CEO of HCP, commented, "We are excited to be working with a company like Numerex.  They have a unique portfolio of IoT enterprise solutions that offer deep insight into key, select underserved vertical markets that have yet to be fully penetrated.  Additionally, Numerex's comprehensive IoT platform allows differentiation through an end-to-end approach which incorporates device, network, application and platform, allowing their customers to solve very complex business challenges.  We look forward to a long-term partnership with Numerex."

Ken Gayron, Interim CEO and CFO of Numerex, added, "Numerex is very pleased to be working with a quality financial institution like Hale Capital.  This new financing agreement provides Numerex with cost-effective and flexible capital to support our business model. Additionally, the new facility reduces our cash interest expense in the near term, extends the maturity date under the primary credit facility from 2020 to 2021, and removes some of the more onerous restrictions from the prior loan, all of which should help Numerex focus on organic execution and growth."

About Numerex
Numerex Corp. (NASDAQ:NMRX) is a leading provider of managed enterprise solutions enabling the Internet of Things (IoT). The Company's solutions produce new revenue streams or create operating efficiencies for its customers. Numerex provides its technology and services through its integrated platforms, which are generally sold on a subscription basis. The Company offers a portfolio of managed end-to-end IoT solutions including smart devices, network connectivity and service applications capable of addressing the needs of a wide spectrum of vertical markets and industrial customers. The Company's mission is to empower enterprise operations with world-class, managed IoT solutions that are simple, innovative, scalable, and secure. For additional information, please visit www.numerex.com.

About Hale Capital Partners
HCP partners with talented entrepreneurs to achieve remarkable corporate transformations. Whether providing equity or debt in control or non-control situations, we serve as stewards for the ideas of extraordinary leaders as they seek to accelerate growth in public companies, divestitures, special situations and other lower middle market companies.  Founded in 2007, HCP's roadmap to success centers on a program of transformation—financial, cultural, and operational—developed from extensive academic work and two decades of investment expertise. This critical intellectual property helps our companies evolve, grow, and compete in an ever-shifting marketplace.

Numerex Investor Relations Contact:
Kenneth Gayron
kgayron@numerex.com
Interim CEO and CFO
(770) 615-1410